UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2017

Westlake Chemical Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32260	76-0346924
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2801 Post Oak Boulevard, Suite 600 Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

(713) 960-9111

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 13, 2017, Westlake Chemical Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC and Wells Fargo Securities, LLC, for themselves and as representatives of the other underwriters named therein (the “Underwriters”), with respect to the issuance and sale in an underwritten public offering (the “Offering”) by the Company of $500 million aggregate principal amount of its 4.375% senior notes due 2047 (the “Notes”). The Offering is expected to close on November 28, 2017, subject to customary closing conditions.

The Underwriting Agreement contains customary representations, warranties and agreements of the Company, and customary conditions to closing, obligations of the parties and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Company expects to receive net proceeds (after deducting underwriting discounts and commissions, but before paying offering expenses payable by the Company) from the Offering of approximately $490.5 million. As described in the prospectus supplement filed in connection with the Offering, the Company intends to use the net proceeds from the Offering, together with the proceeds from borrowings under its $1.0 billion unsecured revolving credit facility, the planned remarketing of up to $250 million aggregate principal amount of Louisiana Local Government Environmental Facilities and Community Development Authority Revenue Refunding Bonds (Westlake Chemical Corporation Projects), Series 2017 (the “2017 Revenue Refunding Bonds”) and cash on hand, to redeem $1.138 billion aggregate principal amount of the Company’s and certain wholly owned subsidiaries’ 4.625% senior notes due 2021 (the “2021 Notes”) and 4.875% senior notes due 2023 (the “2023 Notes”) on or after the optional redemption call dates of February 15, 2018, and May 15, 2018, respectively. The Company has not called the 2021 Notes or the 2023 Notes for redemption and this Current Report on Form 8-K is not a notice of redemption of or an offer to purchase any 2021 Notes or 2023 Notes.

The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

The statements in this Current Report on Form 8-K that are not historical facts, but forward-looking statements, including the closing of the Offering and the use of proceeds thereof, could be adversely affected by to a variety of known and unknown risks, uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. The Company’s expectations may or may not be realized or may be based upon assumptions or judgments that prove to be incorrect. For more detailed information about the factors that could cause actual results to differ materially for the projections contained herein, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Item 7.01.	Regulation FD Disclosure.

On November 13, 2017, the Company issued a press release announcing the pricing of the Offering, which press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

None of the information furnished in this Item 7.01 will be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor will it be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement by and among Westlake Chemical Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co. LLC, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, for themselves and as representatives of the other underwriters named therein, dated November 13, 2017.

99.1	Press Release, dated November 13, 2017 (Furnished solely for purposes of Item 7.01 of this Current Report on Form 8-K).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Westlake Chemical Corporation

Date: November 14, 2017	By:	/s/ Albert Chao
Albert Chao
President and Chief Executive Officer